Exhibit 99.2

                             GERMAN AMERICAN BANCORP
                                 711 MAIN STREET
                           JASPER, INDIANA 47546-3042


                                                                  ________, 1998

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of German American Bancorp ("German American"), to be held at the principal offices of The German American Bank located at 711 Main Street, Jasper, Indiana, on ____________, 1998, at _______ a.m./p.m., local time.

     The purpose of the meeting is to consider and vote upon adoption of the Agreement and Plan of Reorganization and the related Plan of Merger under which 1ST BANCORP, Vincennes, Indiana, will merge with German American. If the proposed merger is consummated, shares of 1ST BANCORP Common Stock will be converted into shares of German American Common Stock, all as described in the accompanying Prospectus/Proxy Statement.

     Your Board of Directors believes that the proposed merger between 1ST BANCORP and German American is in the best interests of German American and its shareholders and has unanimously approved the proposed merger. Enclosed with this letter are (i) a Notice of Special Meeting of Shareholders, (ii) a Prospectus/Proxy Statement, (iii) a proxy card for you to complete, sign, date and return, and (iv) a postage pre-paid envelope. We encourage you to read the enclosed materials carefully and in their entirety.

     Whether or not you attend the Special Meeting, your Board of Directors requests that you complete, sign and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope at your earliest convenience prior to the Special Meeting. If you desire, you may cancel your proxy at any time before it is voted at the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED MERGER.

                                                    Very truly yours,



                                                    George W. Astrike
                                                    Chairman and CEO